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                                                                    EXHIBIT 99.2


                               CELL GENESYS, INC.
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      TWELVE MONTHS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)


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
                                     Cell
                                     Genesys,     Abgenix,     Elimination
                                     Inc.         Inc.         Entries      Consolidated
Revenue under collaborative
   agreements - principally
   from related parties (net
   of equity in losses of the
   Xenotech joint venture of
   $897, $3,866 and $1,702)          $  21,961    $   1,954    $    (109)   $  23,806

Operating expenses:
     Research and development           25,534       11,405         (109)      36,830
     General and administrative          7,278        3,381                    10,659
     Charge for purchased
       in-process technology            72,270         --                      72,270
     Restructuring charge related
       to acquisition                    6,576         --                       6,576
     Charge for cross-license and
       settlement (includes
       $11,250 equity in losses of
       Xenotech joint venture
       associated with
       cross-license and
       settlement)                        --         22,500                    22,500
                                     ---------    ---------                 ---------
       Total operating expenses        111,658       37,286                   148,835
                                     ---------    ---------                 ---------

Interest income                          3,842          307         (196)       3,953
Interest expense                        (1,938)        (711)         196       (2,453)
                                     =========    =========    =========    =========
Net loss                             $ (87,793)   $ (35,736)   $    --      $(123,529)
                                     =========    =========    =========    =========
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